Exhibit 99.5

OneMedNet Network Expands with New Partnership with Large Academic Research Medical Center to Benefit its Life Science Company Clients

~ Partnership To Leverage Real World Data for Life Science Innovation Accelerating New Diagnostic and Treatment Solutions ~

Minneapolis, MN – November 9, 2023, OneMedNet Corporation (Nasdaq: ONMD) (“OneMedNet”), the leading curator of regulatory-grade imaging Real World Data (“RWD”), today announced a new partnership with a leading research medical center to accelerate and expand development of new diagnostic and treatment solutions using OneMedNet’s iRWD™. Life Science innovators, including pharmaceutical, AI, medical device, and clinical research organizations, are now able to effectively use existing real world data for discovery, development, regulatory-approval, and post-market surveillance.

“This is great news for OneMedNet who is committed to providing our Life Science company clients with access to the critical RWD they need to succeed. The challenge for Life Science companies is not the utilization of RWD in their processes, but obtaining the highly specific data that unequivocally meets all of their required data attributes,” said Aaron Green, OneMedNet President. “We’ve been safely and securely identifying, indexing and de-identifying imaging data for well over a decade. OneMedNet’s leadership in providing the most current regulatory grade data has proven invaluable to both healthcare providers and Life Sciences.”

This essential data which fuels technology and clinical advancement can sit idle and unproductive without healthcare providers engagement. Importantly, academic tertiary centers also offer significant data diversity which is a high priority for the Food and Drug Administration when reviewing regulatory submissions.

The OneMedNet iRWD™ network consists of over 200 healthcare systems and providers. The addition of this tertiary medical center expands OneMedNet’s carefully compiled RWD to 20 research centers and institutions. The main hospital is ranked in the top 40 nationwide and features one of the leading cancer centers. Given that oncology RWD is of highest demand, this represents a significant OneMedNet network addition.

About OneMedNet Corporation

Founded in 2009, OneMedNet provides innovative solutions that unlock the significant value contained within the clinical image archives of healthcare providers. Employing its proven OneMedNet iRWD™ solution, OneMedNet securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to providers. By leveraging this extensive federated provider network, together with industry leading technology and in-house clinical expertise, OneMedNet successfully meets the most rigorous RWD Life Science requirements. For more information, please visit www.onemednet.com.

Investor Contact:

Shannon Devine

MZ Group North America

203-741-8811

ONMD@mzgroup.us

Source: OneMedNet